Exhibit (a)(2)
CERTIFICATE OF FORMATION
OF
MOF I BDC LLC
     This Certificate of Formation of MOF I BDC LLC (the “LLC”) is being duly executed and filed by the undersigned, an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq., the “Act”).
     1. The name of the limited liability company is “MOF I BDC LLC.”
     2. The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The name of the registered agent of the LLC is Corporation Service Company.
     IN WITNESS WHEREOF, this Certificate of Formation has been duly executed as of the 23 day of April, 2010, and is being filed in accordance with Section 18-206 of the Act.

/s/ Brook Taube
Brook Taube
Authorized Person